Exhibit 10.11

EXECUTIVE VICE PRESIDENT
EMPLOYMENT, CONFIDENTIALITY
AND NON-DISCLOSURE AGREEMENT

PART I

PARTIES TO AGREEMENT

Section 1.01 - Parties:  This Employment Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”), and Kyle Koelbel (hereinafter referred to as “Employee”).  The Bank and Employee are sometimes collectively referred to hereinafter as the “Parties” and individually as a “Party.”

PART II

EMPLOYMENT

Section 2.01 - Employment:  The Bank hereby agrees to employ Employee, and Employee hereby accepts such employment with the Bank, in accordance with the terms and conditions set forth herein.

Section 2.02 - Term of Agreement:  This Agreement shall become effective on August 1, 2022.  This Agreement shall terminate on December 31, 2023 unless earlier terminated pursuant to the provisions of Part VII herein.  If this Agreement is not terminated pursuant to Part VII, the Agreement shall renew automatically for an additional two year term, and for successive additional two year terms thereafter, unless earlier terminated pursuant to the provisions of Part VI.

PART III

DUTIES OF EMPLOYEE

Section 3.01- General Duties:  During the term of this Agreement, Employee shall be employed as the Executive Vice President, Enterprise Risk Officer under the direction of Kent Steinwert, Chairman, President and Chief Executive Officer and shall perform and discharge well and faithfully the duties that may be assigned to Employee from time to time by the Chairman, President and Chief Executive Officer in connection with the conduct of the Bank’s business.  Nothing herein shall preclude the Bank’s Board of Directors or Chief Executive Officer from changing Employee’s title or duties as long as the resulting title and duties are reasonably commensurate with the education, employment background and qualifications of Employee.

Section 3.02 - Outside Activities:  Employee agrees that, while employed by the Bank, Employee will refrain from any outside activities which actually or potentially are in direct conflict with the essential enterprise-related or reputational interest of the Bank, that would cause disruption of the Bank’s operations, or that would be in direct competition with the Bank or assist competitors of the Bank.  It shall not be a violation of this Agreement for Employee (A) to serve on corporate, civic or charitable boards or committees, or (B) to deliver lectures or fulfill speaking engagements, so long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of the Bank; provided, however, that Employee shall give the Bank’s Chief Executive Officer not less than fourteen (14) days’ notice of any actions contemplated by clauses (A) or (B), and will refrain from any such action to which the Chief Executive Officer in his/her sole discretion, objects.  It shall not be a violation of this Agreement for Employee to manage personal investments, so long as such activities do not represent a conflict with the Bank, as described in the Bank’s Employee Code of Conduct, and other pertinent policies and agreements.

PART IV

COMPENSATION

Section 4.01 - Salary:  Employee shall be paid an annual base salary of $315,000 per year.  This base salary shall be paid to Employee in such intervals and at such times as other salaried executives of the Bank are paid.  The Bank’s Board of Directors reserves the right to set the timing and level of salary adjustments for all employees and any particular employee at its sole discretion.

Section 4.02 - Incentive and Retention Programs:  Employee shall be eligible for an annual discretionary incentive bonus in 2022 prorated from the start date.  The amount of any incentive bonus shall be determined from time to time by the Bank’s Board of Directors annually by January 31st of each following year and shall be paid no later than February 28th of each following year.  Any incentive bonus is intended for retention purposes, and as a consequence, it will only be paid provided Employee is still employed by Employer on the payment date.  Employee has the bonus potential of $200,000 per year.

Employee shall be entitled to participate in the “Farmers & Merchants Bank of Central California Executive Retirement Plan – Equity Component,” starting for the 3rd quarter of 2022.  Employee shall be entitled to an initial contribution to the Executive Retirement Plan – Equity Component of $25,000 after 120 days of satisfactory performance.

Section 4.03 - Benefits:  Employee shall be entitled to participate in vacation, medical, dental, pension, sick leave, 401(k), profit sharing, disability insurance or other plans of general application, or other benefits which are in effect as to other officers of equivalent title of the Bank, or as may be in effect from time to time, in accordance with the rules established for individual participation in any such plan.

Section 4.04 – Business Related Expense Reimbursement:  The Bank shall reimburse Employee for all appropriate and reasonable expenses incurred in performing Employee’s duties, including providing and paying for the dues and fees of membership in local service and civic clubs and/or organizations as the Bank deems appropriate and necessary for enhancement of its presence within the local business community.  In order to be eligible for reimbursement of these expenses, Employee must obtain pre-approval for such memberships from the Bank’s Chief Executive Officer and must provide the Bank with receipts and documented evidence of payment as is required by federal and state laws and regulations.

Section 4.05 - Directors and Officers Liability Insurance Coverage:  To the extent commercially reasonable to do so under prevailing conditions in the insurance market, the Bank shall provide directors and officers liability insurance coverage for the protection of Employee on terms and conditions no less favorable to Employee than are in effect on the date that this Agreement shall become effective. Following any termination of Employee’s employment with the Bank, such coverage shall be continued under substantially the same terms and conditions as are in effect immediately prior to such termination of employment at no cost to Employee until all applicable statutes of limitation expire with respect to claims arising prior to such termination of employment.  Employee expressly acknowledges, however, that the Bank cannot and shall not guarantee the performance of the insurance company issuing such directors and officers liability insurance coverage pursuant to this Section.  In addition to the foregoing, the Bank shall also continue to make indemnification and advancement of litigation expense payments to Employee to the maximum extent and for the maximum period permitted by law; provided, however, that the obligation of the Bank to advance litigation expense payments shall be subject to Employee having executed and delivered to the Bank, in a form approved by the Bank, an undertaking to return such payments in the event that a court or other tribunal shall have determined that Employee is not entitled to indemnification under the applicable legal standards.

PART V

EXPENSES

Section 5.01 - Travel and Entertainment Expenses:  During the term of this Agreement, the Bank shall reimburse Employee for reasonable out of pocket expenses incurred in connection with the Bank’s business, including travel expenses, food and lodging while away from Employee’s home, subject to such policies as the Bank may from time to time establish for other officers of equivalent title.  Employee shall keep records of Employee’s travel and entertainment expenses in a form suitable to the Internal Revenue Service and the Franchise Tax Board to qualify this reimbursement as a federal and state income tax deduction for the Bank.  In addition, Employee shall provide the Bank with receipts for all expenses for which Employee seeks reimbursement.

PART VI

TERMINATION OF EMPLOYMENT

Section 6.01 - Termination at Option of the Bank:  The Bank may terminate this Agreement at any time and without “Cause” (as defined below) by giving Employee sixty (60) days written notice of the Bank’s intent to terminate this Agreement.  The 60th day after Notice of Termination shall be deemed Employee’s Separation Date; unless the Bank in its sole discretion determines that it will pay the employee an amount equal to continued base salary in lieu of some or all of the 60 days notice, and this earlier date shall be the Separation Date.  In the event Employee’s employment is terminated by the Bank pursuant to this Section, Employee shall be paid all accrued salary, accrued but unused vacation, and reimbursement expenses for which expense reports have been provided to the Bank, or which are provided to the Bank prior to the Separation Date, in accordance with the Bank’s policies and this Agreement.  In addition to the foregoing amounts, if Employee is terminated by the Bank pursuant to this Section, and subject to (A) Employee’s continued satisfactory employment through, and termination of employment on, the Separation Date; (B) Employee’s continued loyalty to the Bank, which includes, but is not limited to, Employee or any outside third party refraining from any announcements to anyone inside or outside the Bank that Employee is leaving the Bank; and (C) Employee’s execution and non-revocation of a general release of all claims in the form attached hereto as Exhibit A (the “Release”), which Release becomes irrevocable within 60 days following the Separation Date or such earlier deadline provided by the Bank, then Employee will be entitled to receipt of the following Severance Package:

1.
A Severance Payment equivalent to six (6) times the highest monthly base salary which Employee has earned during Employee’s employment with the Bank.  The Severance Payment shall be paid out in equal increments on regularly scheduled pay days for a period of six months following the Separation Date, provided that any payments delayed pending the effectiveness of the Release shall be accumulated and paid in a lump sum on the next pay day following the effectiveness of the Release, with any remaining payments due paid in accordance with the schedule otherwise provided herein.  Such payments will cease, however, if Employee fails to comply with the provisions of Part VII of this Agreement.

2.
Payment of all awards of benefit plans and incentive and retention programs in accordance with the terms of those plans and programs, including applicable vesting and forfeiture provisions.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

Section 6.02 - Termination for Cause:  The Bank may terminate Employee’s employment at any time for “Cause” upon written Notice of Termination to Employee, setting forth in reasonable detail the basis for the determination of “Cause.”  Termination for Cause shall be effective immediately upon receipt of the Notice of Termination by Employee, and the date on which the Notice of Termination is received shall be deemed the Separation Date.  If Employee is terminated pursuant to this Section 6.02, Employee shall be entitled only to accrued salary, vacation and reimbursement of expenses for which expense reports have been provided to the Bank, or which are provided to the Bank prior to the Separation Date, in accordance with the Bank’s policies and this Agreement.  Employee shall be entitled to no further compensation or severance payment of any nature; provided however, that Employee will also be entitled to payment of all awards of benefit plans and incentive and retention programs in accordance with the terms of those plans, including any applicable vesting and forfeiture provisions.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

“Cause” for purposes of this Agreement shall be defined as follows:

A.          The death of Employee;

B.          Conviction of a felony resulting in a material economic adverse effect on the Bank or its affiliates;

C.          Committing acts of dishonesty, theft, embezzlement or other acts of moral turpitude against the Bank or its affiliates;

D.          A material breach of, or intentional failure to perform any of Employee’s duties which is not cured by Employee to the reasonable satisfaction of the Bank’s Chief Executive Officer within thirty (30) days, or within a deadline jointly defined by Employee and the Bank’s Chief Executive Officer after written notice is provided by the Bank’s Chief Executive Officer setting forth in reasonable detail the nature of the breach or failure;

E.          An unauthorized, willful, knowing or reckless disclosure of any confidential information concerning the Bank or its affiliates or any of its directors, shareholders, customers or employees; or

F.          Any action that constitutes a material disruption of Bank personnel relationships, that damages the Bank’s reputation or the reputation of any of its directors, shareholders, customers or employees, or that materially adversely affects the professional or business operations or practices of the Bank.

Section 6.03 - Termination at Option of Employee:  This Agreement may be terminated by Employee at Employee’s sole discretion by giving ninety (90) days written Notice of Resignation to the Bank.  If Employee terminates his/her employment pursuant to this Section 6.03, and subject to Employee’s continued satisfactory performance of such tasks and duties that may be assigned to Employee through the Separation Date, and Employee’s continued loyalty to the Bank through the Separation Date (which includes, but is not limited to, refraining from any announcements by Employee or any outside third party to anyone inside or outside the Bank that the Employee is leaving the Bank), Employee shall receive accrued salary and payment for accrued but unused vacation through the Separation Date.  Employee shall also be entitled to payment of all awards of benefit plans and incentive and retention programs, in accordance with the terms of those plans, including applicable vesting and forfeiture provisions.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.  Alternatively, the Bank may, at its option, at any time after Employee gives written Notice of Resignation as herein provided, pay Employee’s accrued salary up to and including the effective Separation Date set forth in Employee’s Notice of Resignation, and thereupon immediately release and terminate Employee’s employment.  Notwithstanding the foregoing, if the Bank determines at any time during the 90-day notice period that Employee has failed to comply with the provisions of this Section 6.03 and Part VII of this Agreement, the Bank may shorten the notice period and accelerate the Separation Date, thereby reducing the compensation otherwise payable to Employee pursuant to this Section.

Section 6.04 - Option to Terminate on Permanent Disability of Employee:  The Bank may terminate this Agreement if, during the term of this Agreement, Employee shall become “Permanently Disabled,” as that term is defined herein.  A termination pursuant to this Section 6.04 shall be deemed a termination without “Cause,” and shall be governed by the procedures, and shall entitle Employee to the Severance Package specified in Section 6.01. For purposes of this Agreement, Employee shall be deemed to have become Permanently Disabled if Employee is unable to engage in any substantial gainful activity, with or without reasonable accommodation, for an aggregate of 120 working days over a six month period, by reason of any medically determinable physical or mental impairment.  The Bank may issue its Notice of Termination to Employee on or after the 90th working day of Permanent Disability, as defined herein.

The Notice of Termination shall be deemed withdrawn and the Agreement shall remain in effect after a Notice of Termination has been given to Employee under the following circumstances.

A.
Within thirty (30) days of the Notice of Termination being given to Employee, Employee returns to the full performance of Employee’s duties and provides medical certification that Employee can perform the essential functions of Employee’s duties with or without reasonable accommodation; or

B.
Within thirty (30) days of the Notice of Termination being given to Employee, Employee requests a reasonable accommodation from the Bank which would permit Employee to perform the essential functions of Employee’s duties and such reasonable accommodation can be provided by the Bank without an undue hardship.

Section 6.05 – Non-Renewal of Agreement.  For the avoidance of doubt, if this Agreement is not renewed automatically, Employee will not be entitled to the Severance Package specified in Section 6.01.

Section 6.06 - Continuation of Medical Benefits:  In the event Employee’s employment is terminated, Employee shall be afforded the right to continue his/her medical benefits to the extent provided in the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at his/her expense.  The Bank shall provide Employee with the appropriate COBRA notification within the time required by law from the Separation Date.

PART VII

COVENANTS

Section 7.01 - Confidential Nature of Relationship.  Employee acknowledges (i) the highly competitive nature of the business and the industry in which the Bank competes; (ii) that as a key executive of the Bank he/she has participated in and will continue to participate in the service of current Customers and/or the solicitation of Prospective Customers, through which, among other things, Employee has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Bank, in which matters the Bank has a substantial proprietary interest; (iii) that his/her employment hereunder renders the performance of services which are special, unique, extraordinary and intellectual in character, and his/her position with the Bank placed and places him/her in a position of confidence and trust with the Customers and employees of the Bank; and (iv) that his/her rendering of services to the Customers of the Bank necessarily requires the disclosure to Employee of Trade and Business Secrets, Proprietary and Confidential Information, and Bank Materials (as defined in Section 7.03 below) of the Bank.  In the course of Employee’s employment with the Bank, Employee has and will continue to develop a personal relationship with the customers and prospective customers (defined for purposes of this Agreement as customers that the Bank is either actively soliciting or in the process of making a proposal for services to as of Employee’s Separation Date) of the Bank and a knowledge of those Customers’ and Prospective Customers’ affairs and requirements, and the relationship of the Bank with its established clientele has been, and will continue to be, placed in Employee’s hands in confidence and trust.   Employee consequently agrees that it is a legitimate interest of the Bank, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Bank, which is valuable to the Bank, that Employee make the covenants contained herein.

Employee Initials ____

Section 7.02 - Restrictions:  Accordingly, Employee agrees, he/she shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, engage in the following:

A.
Disclosure of Proprietary Information or Materials.  Employee agrees that he/she will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by the Bank’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Bank Materials (as defined in Section 7.03 below).  Employee further agrees that he/she will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials for any purpose except to perform his/her employment duties for the Bank and such Trade and Business Secret, Proprietary and Confidential Information and/or Bank Materials may not be used or disclosed by Employee for his/her own benefit or purpose or for the benefit or purpose of a subsequent employer.  These agreements will continue to apply after Employee is no longer employed by the Bank so long as such Trade and Business Secrets, Proprietary and Confidential Information and Bank Materials are not nor have become, by legitimate means, generally known to the public.

B.
Solicitation of Employees.  Employee agrees that at all times during his/her employment with the Bank Employee will not, directly or indirectly, solicit or recruit any employee of the Bank or its affiliates for the purpose of being employed by, or serving as a consultant or information resource to, Employee, or any competitor of the Bank or its affiliates on whose behalf Employee is acting as an agent, representative.

C.
Solicitation of Customers.  During Employee’s employment by the Bank and its affiliates and for a period of twelve (12) months after such employment ceases,  Employee shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other participant), use any Trade and Business Secret, Proprietary and Confidential information, or Bank Materials to identify, solicit or entice any Customer or Prospective Customer of the Bank or its affiliates to make any changes whatsoever in their current or prospective relationships with the Bank or its affiliates, and will not assist any other Person or entity to interfere with or dispute such current or prospective relationships.  If Employee leaves the Bank and goes to work for a new employer that is a competitor of the Bank, and if that new employer already has an existing relationship with a Customer or Prospective Customer of the Bank or its affiliates, this paragraph does not preclude Employee from making contact with such Customer or Prospective Customer on the new employer’s behalf, so long as such contact otherwise complies with the provisions of this paragraph.

Employee initials _____

Section 7.03 – Definitions:

A.          TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.          PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning the Bank’s:

(i) Business Activities, including but not limited to: actual or anticipated strategic plans and initiatives; marketing plans, advertising and collateral materials; new product development plans; competitor analyses; analyses of internal financial performance; financial forecasts and budgets; Customer and Prospective Customer strategies and lists; proprietary designs of facilities and other delivery systems and processes; and any similar information to which Employee has access by virtue of performing his/her duties for the Bank.

(ii) Customers, including but not limited to: information about  the Bank’s Customers or Prospective Customers, such as the Customer’s or Prospective Customer’s key decision-makers; Customer preferences; Customer strategies; terms of any contractual arrangements with the Bank; business considerations; loan, deposit and other product and service pricing, terms and conditions; repayment structures; fee arrangements; and structure of guarantees from other entities; and any similar information to which Employee has access by virtue of performing his/her duties for the Bank.

(iii) Employees, including but not limited to: names of and contact information for the Bank’s employees; their compensation, incentive plans, retirement plans, terms of employment, areas of expertise, projects, and experience; and any similar information to which Employee has access by virtue of performing his/her duties for the Bank.

“Proprietary and Confidential Information” includes any information, in whatever form or format, including that which has not been memorialized in writing.

C.          BANK MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of the Bank and its Customers and Prospective Customers, whether such documents have been prepared by Employee or by others.  BANK MATERIALS include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, photographs of proprietary information or documents on cell phones, iPads or other electronic devices, photocopies of proprietary information or documents, emails, text messages, tapes or printouts, sound recordings and other printed, typewritten, handwritten or computer-generated documents, as well as samples, prototypes, product collateral materials, advertising materials, models, products and the like.

Employee Initials ____

Section 7.04 - Return of the Bank’s Property:  Upon termination of his/her employment with the Bank for any reason, Employee will promptly deliver to the Bank, without copying or summarizing, all Trade and Business Secrets, Proprietary and Confidential Information, and Bank Materials that are in Employee’s possession or under Employee’s control, including, without limitation, all physical property, keys, documents, lists, electronic storage media, cell phones, iPads, manuals, letters, notes, and reports, including all originals, reproductions, recordings, disks, or other media.

Employee acknowledges that Employee has been apprised of the provisions of Labor Code Section 2860 which provides:  “Everything which an Employee acquires by virtue of his employment, except the compensation which is due him from his Employer, belongs to the Employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of his employment.” Employee understands that any work that Employee created or helped create at the request of the Bank, including user manuals, training materials, sales materials, Customer and Prospective Customer information and business data, process manuals, and other written and visual works, are works made for hire in which the Bank owns the copyright.  Employee may not reproduce or publish these copyrighted works, except in the pursuit of his/her employment duties with the Bank.

Employee Initials ____

Section 7.05 - Separate Covenants:  The covenants of Part VII of this Agreement shall be construed as separate covenants covering their particular subject matter.  In the event that any covenant shall be found to be judicially unenforceable, said covenant shall not affect the enforceability or validity of any other part of this Agreement.

Employee Initials ____

Section 7.06 - Continuing Obligation:  Employee’s obligations set forth in Part VII of this Agreement shall expressly continue in effect beyond Employee’s employment period in accordance with their terms, and such obligations shall be binding on Employee’s assigns, executors, administrators and other legal representatives.

Employee Initials ____

Section 7.07- Remedies for Violation. In view of the nature of Employee’s employment with the Bank, Employee likewise agrees that the Bank and its affiliates would be irreparably harmed by any violation of the terms of this Part VII and that the Bank and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting  Employee from engaging in any activity or threatened activity in violation of the terms of this Section, in addition to any other relief, including financial compensation commensurate with damages caused, available to them.

Employee Initials___

PART VIII

TAXES

Section 8.01 - Withholding:  All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes as applicable.

Section 8.02 - Section 409A:

A.          Notwithstanding any provision to the contrary in this Agreement, the Bank shall delay the commencement of payments or benefits coverage to which Employee would otherwise become entitled under the Agreement in connection with Employee’s termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Bank (as such term is defined in Treasury Regulations issued under Section 409A of the Code (defined below)) or (ii) the date of Employee’s death, if the Bank in good faith determines that Employee is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8.02 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

B.          In addition, to the extent the Bank is required pursuant to this Agreement to reimburse expenses incurred by Employee, and such reimbursement obligation is subject to Section 409A of the Code, the Bank shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment and related expense reimbursement obligation, to the extent subject to Section 409A.  Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which Employee remits the related taxes.

C.          For purposes of the provisions of this Agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment, the terms “termination of employment” and “Separation Date” shall mean a “separation from service” with the Bank (as such term is defined in Treasury Regulations issued under Code Section 409A), notwithstanding anything in this Agreement to the contrary.

D.          In each case where this Agreement provides for the payment to Employee of an amount that constitutes nonqualified deferred compensation under Section 409A and such payment is subject to the execution and non-revocation of a release of claims, (1) any payments delayed pending the effectiveness of the release shall be accumulated and paid in a lump sum following the effectiveness of the release, with any remaining payments due paid in accordance with the schedule otherwise provided herein, and (2) if the period between the Separation Date and the last day on which the release could become irrevocable assuming Employee’s latest possible execution and delivery of the release spans two calendar years, then such deferred payments shall not be made before the second calendar year, even if the release becomes irrevocable in the first calendar year, if such payments constitute nonqualified deferred compensation under Section 409A.

E.          Any series of payments provided under this Agreement (excluding plans or agreements incorporated by reference) shall for all purposes of Code Section 409A be treated as a series of separate payments and not as single payments.

F.          The provisions of this Part VIII are intended to comply with Code Section 409A and shall be interpreted consistent with such section.

PART IX

GENERAL PROVISIONS

Section 9.01 - Notices:  Any notice to be given to the Bank under the terms of this Agreement, and any notice to be given to Employee, shall be addressed to such Party at the mailing address the Party may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given four days after the same shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage or registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or upon actual delivery to the Party by messenger or delivery service, with receipt acknowledged in writing by the Party to whom such notice is addressed.

Section 9.02 - Entire Agreement:  This Agreement and the agreement(s) incorporated by reference herein (“Farmers & Merchants Bank of Central California Executive Retirement Plan”) supersede any and all other agreements or understandings, whether oral, implied, or in writing, between the Parties hereto with respect to the subject matter hereof and contain all of the covenants and agreements between the Parties with respect to such matters in their entirety.  Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which is not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  Any modification(s) to this Agreement will be effective only if in writing and signed by the Parties hereto.

Section 9.03 - Notwithstanding any other provision of this Agreement, this Agreement and all rights and obligations of the Parties hereunder shall be subject to the provisions of the Federal Deposit Insurance Act and the regulations adopted thereunder, including without limitation 12 Code of Federal Regulations, Part 359.

Section 9.04 - Partial Invalidity:  If any provisions in this Agreement are held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

 Section 9.05 - Continuing Obligations:  The obligations of the covenants contained in this Agreement shall survive the termination of the Agreement and any employment relationship between the Bank and Employee.  Accordingly, neither the Bank nor Employee shall be relieved of the continuing obligations of the covenants contained in this Agreement.

Section 9.06 - Employee’s Representations:  Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants in it.  Employee represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee’s execution and performance of this Agreement is not a violation or breach of any other agreement or other legal obligation between Employee and any other person or entity.

Section 9.07 - Governing Law:  This Agreement (not including any plans or agreements incorporated by reference) shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of California.

Section 9.08 - Full Settlement:  The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amount shall not be reduced whether or not Employee obtains other employment.

Section 9.09 - Successors:  This Agreement shall be binding upon and enforceable against any successors to the Bank. No duties provided for under this Agreement may be delegated by any of the Parties hereto.  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Bank to assume expressly and agree to perform this Agreement in the same matter and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used herein, the term “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

Section 9.10 - No Waiver:  The failure of any of the Parties hereto to insist on strict compliance with any provision of this Agreement, or the failure to assert any right of any Party hereto may have hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right contained in this Agreement.

Section 9.11 – Advice of Counsel:  Employee warrants that he/she has consulted with legal counsel of his/her choice to advise him/her with respect to the terms and conditions of this Agreement.

On behalf of FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

By:	/s/ Edward Corum, Jr.	Date:	July 20, 2022

Edward Corum, Jr.
Chairman of the Personnel Committee

Employee:	/s/ Kyle Koelbel	Date:	June 29, 2022

Kyle Koelbel